Exhibit 10.10

                                                               1/23/98

Mr. Richard D. Sanford



Dear Mr. Sanford,

     The purpose of this letter agreement ("Letter Agreement") is to set forth certain understandings relating to your continued employment by INTELLIGENT ELECTRONICS, INC., a Pennsylvania corporation (the "Company") and certain continuing obligations of the Company following the termination of your employment.

     Our understandings are as follows:

     1. You will continue to serve the Company as Chief Executive Officer and Chairman of the Board of Directors of the Company through the consummation of the proposed acquisition transaction involving the sale of the Company in its entirety (the "Transaction").

     2. The Company will pay you as compensation for all services rendered hereunder a base salary at the annual rate of $850,000 through the closing of the Transaction. In addition, upon the closing of the Transaction, the Company will (i) continue your health and major medical benefits for you and your family for one year from such closing, (ii) pay you a $40,000 lump sum at closing to cover administrative support for one year, (iii) pay you a $30,000 lump sum at closing to cover office rent for one year, and (iv) convey to you the two vehicles and miscellaneous equipment identified on Annex A.

     3. The Company agrees that in the event any of the Split-Dollar Agreements between the Company and Barry Abelson (as trustee of the trust created under the Irrevocable Trust Agreement of Richard D. Sanford dated August 22, 1991) are terminated, notwithstanding anything in any other agreement to the contrary, the Company will not be entitled to reimbursement for any excess of premiums paid by the Company over the cash surrender values of the policies to which such Split-Dollar Agreements pertain and neither you nor such trustee or trust will have any liabilities or obligations to the Company with respect thereto other than for the cash surrender values.

     4. The Company agrees to maintain for your benefit and as you may instruct from time to time, forwarding of calls for six (6) months after the Transaction.

     5. You completely release, relinquish, waive and discharge the Company, its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions, officers, directors, employees and agents, whether present or former, from all claims, liabilities, demands and causes of action, known or unknown, filed or contingent, which you may have or claim to have against the Company as of the date of the signing of this Agreement arising out of or in any way related to your employment with the Company or the contemplated termination of that employment. You agree that you have executed this Agreement on your own behalf, and also on behalf of your heirs, agents, representatives, successors and assigns.
This release includes, but is not limited to, a release of any rights or claims you may have under: (i) the Age Discrimination in Employment Act
(ADEA), which prohibits age discrimination in employment; (ii) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; (iii) the Americans with Disabilities Act (ADA), which prohibits discrimination on the basis of a covered disability; (iv) the Employer Retirement and Income Security Act (ERISA), which prohibits discrimination on the basis of entitlement to certain benefits; (v) any other federal, state or local laws or regulations prohibiting employment discrimination; (vi) breach of any express or implied contract claims; or
(vii) wrongful termination or any other tort claims, including claims for attorney's fees, whether based on common law, or otherwise. You understand, however, that by signing this Agreement, you do not waive rights to: (i) claims arising under any applicable worker's compensation laws; (ii) any claims which the law states may not be waived; and (iii) if applicable, your vested rights under the regular employment benefit plans of the Company, in effect as of the date of this Agreement.

     6. You will not in the future voluntarily assist any individual or entity in preparing, commencing or prosecuting any action or proceeding against the Company, its directors, officers, employees, or affiliates, including but not limited to, any administrative agency claims, charges or complaints and/or lawsuits against the Company, its directors, officers, employees, or affiliates, nor will you voluntarily participate or cooperate in any such action or proceeding, except to the extent such an undertaking is specifically prohibited by statute. You also agree that you will cooperate with and assist the Company in its defense of any such action or proceeding, subject to reimbursement of reasonable out-of-pocket expenses. This Agreement shall not preclude you from testifying in such an action or proceeding if you are compelled to do so pursuant to a subpoena or other court order. However, you expressly agrees that you will provide written notice addressed to the attention of Barry M. Abelson, Esquire, Pepper, Hamilton, LLP, 3000 Two Logan Square, Philadelphia, PA 19103 (Fax No.:
215-981-4750) if you should receive, by service or otherwise, a notice, subpoena or other court order or any other written request seeking or requiring you to testify or otherwise participate in or assist in any action or proceeding against the Company, such notice to be so provided within 48 hours of each such receipt by you or anyone acting on your behalf.

     7. Except to the extent inconsistent with any terms herein, all terms of your current employment will remain unchanged.


                              INTELLIGENT ELECTRONICS, INC.


                              By: /s/ Eugene Marinelli, CFO
                                 ------------------------------------


The foregoing is acceptable and approved as of the date first written above:


/s/ Richard D. Sanford
----------------------------------------
Richard D. Sanford

                                Annex A

See following pages.